As filed with the Securities and Exchange Commission on June 25, 2018
File No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

TG THERAPEUTICS, INC.
(Exact name of registrant as specified in its charter)

Delaware	36-3898269
(State or other jurisdiction of incorporation ororganization)	(IRS Employer Identification No.)

2 Gansevoort Street, 9th Floor
New York, New York 10014
(Address, including zip code, of Principal Executive Offices)

TG Therapeutics, Inc. Amended and Restated 2012 Incentive Plan
(Full title of the plan)

Sean Power	Copy to:
Chief Financial Officer, Treasurer and Secretary	Mark McElreath
TG Therapeutics, Inc.	Alston & Bird LLP
2 Gansevoort Street, 9th Floor	90 Park Avenue
New York, New York 10014	New York, New York 10016-1387
(212) 554-4484	(212) 210-9595
(Name, address and telephone number of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $0.001 par value	6,000,000(1)	$13.70 (2)	$82,200,000 (2)	$10,234

(1)
Represents shares issuable pursuant to the TG Therapeutics, Inc. Amended and Restated 2012 Incentive Plan (the “2012 Plan”), including any additional shares that may become issuable in accordance with the adjustment and anti-dilution provisions of the 2012 Plan. The Company previously registered an aggregate of 6,000,000 shares on a Form S-8 filed on May 15, 2012 (File No. 333-181439) and an aggregate of 6,000,000 shares on a Form S-8 filed on March 15, 2016 (File No. 333-210227) for issuance under the 2012 Plan.
(2)
Determined pursuant to Rule 457(h) under the Securities Act of 1933, as amended (the “Securities Act”), solely for the purpose of calculating the registration fee, based on the average of the high and low prices of the Company’s Common Stock on the Nasdaq Capital Market on June 22, 2018.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

(a)
The documents constituting Part I of this registration statement on Form S-8 (this “Registration Statement”) will be delivered to participants in the 2012 Plan as specified by Rule 428(b)(1) under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this form, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

(b)
Upon written or oral request, TG Therapeutics, Inc. (the “Company”) will provide, without charge, the documents incorporated by reference in Item 3 of Part II of this Registration Statement. The documents are incorporated by reference in the Section 10(a) prospectus. The Company will also provide, without charge, upon written or oral request, other documents required to be delivered to employees pursuant to Rule 428(b). Requests for the above mentioned information should be directed to Sean Power, the Company’s Chief Financial Officer, Treasurer and Secretary, at the address and telephone number on the cover of this Registration Statement.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.
Incorporation of Documents by Reference.

The following documents, filed by the Company with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference and deemed to be a part hereof (excluding any portions of such documents that are deemed to be “furnished” but not “filed” for purposes of the Exchange Act):

(a)
The Company’s Annual Report on Form 10-K for the year ended December 31, 2017, filed March 15, 2018;

(b)
The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2018, filed May 10, 2018;

(c)
The Company’s Current Reports on Form 8-K, filed January 8, 2018; February 2, 2018; March 8, 2018; April 24, 2018; May 8, 2018; June 4, 2018; June 7, 2018; June 13, 2018; June 15, 2018; June 18, 2018; and June 20, 2018 and

(c)
The description of the Common Stock contained in the Company’s registration statement on Form 8-A filed with the Commission on May 28, 2013 (File No. 001-32639), and any amendment or report filed for the purpose of further updating such description.

All documents filed by the Company subsequent to the date of this Registration Statement pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6.
Indemnification of Directors and Officers.

Under the General Corporation Law of the State of Delaware, or DGCL, a corporation may include provisions in its certificate of incorporation that will relieve its directors of monetary liability for breaches of their fiduciary duty to the corporation, except under certain circumstances, including a breach of the director’s duty of loyalty, acts or omissions of the director not in good faith or which involve intentional misconduct or a knowing violation of law, the approval of an improper payment of a dividend or an improper purchase by the corporation of stock or any transaction from which the director derived an improper personal benefit. The Company’s Amended and Restated Certificate of Incorporation eliminates the personal liability of directors to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director with certain limited exceptions set forth in the DGCL.

Section 145 of the DGCL grants to corporations the power to indemnify each officer and director against liabilities and expenses incurred by reason of the fact that he or she is or was an officer or director of the corporation if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The Company’s Amended and Restated Certificate of Incorporation and Restated Bylaws provide for indemnification of each officer and director of the Company to the fullest extent permitted by the DGCL. Section 145 of the DGCL also empowers corporations to purchase and maintain insurance on behalf of any person who is or was an officer or director of the corporation against liability asserted against or incurred by him in any such capacity, whether or not the corporation would have the power to indemnify such officer or director against such liability under the provisions of Section 145 of the DGCL.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8.
Exhibits.

See the Exhibit Index, which is incorporated herein by reference.

Item 9.
Undertakings.

(a)           The Company hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)           To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii)           To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Company pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of New York, state of New York, on this 25th day of June, 2018.

   TG THERAPEUTICS, INC.

By: /s/ Michael S. Weiss
Michael S. Weiss
Chief Executive Officer and President

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Michael S. Weiss and Sean A. Power, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or any of his substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.
Signature	Title	Date

/s/ Michael S. Weiss	Executive Chairman, Chief Executive Officer and
Michael S. Weiss	President (Principal Executive Officer)	June 25, 2018

/s/ Sean A. Power	Chief Financial Officer, Treasurer and Corporate
Sean A. Power	Secretary (Principal Financial Officer)	June 25, 2018

/s/ Laurence N. Charney	Director
Laurence N. Charney		June 25, 2018

/s/ Yann Echelard	Director
Yann Echelard		June 25, 2018

/s/ Kenneth Hoberman	Director
Kenneth Hoberman		June 25, 2018

/s/ Daniel Hume	Director
Daniel Hume		June 25, 2018

/s/ William J. Kennedy	Director
William J. Kennedy		June 25, 2018

/s/ Mark Schoenebaum, M.D.	Director
Mark Schoenebaum, M.D.		June 25, 2018

EXHIBIT INDEX
TO
REGISTRATION STATEMENT ON FORM S-8

Exhibit Number	Description
5.1	Opinion of Alston & Bird LLP
23.1	Consent of Alston & Bird LLP (included in Exhibit 5.1)
23.2	Consent of CohnReznick LLP
24.1	Power of Attorney (included on the signature page of this Registration Statement)
99.1	TG Therapeutics, Inc. Amended and Restated 2012 Incentive Plan, dated May 14, 2012 (incorporated by reference to Exhibit 10.1 to the Registrant’s Form 10-Q/A for the quarter ended March 31, 2012)
99.2
First Amendment to TG Therapeutics, Inc. Amended and Restated 2012 Incentive Plan, filed with the Registrant’s Definitive Proxy Statement for the Annual Meeting of Stockholders on June 4, 2015, filed on April 24, 2015, and incorporated herein by reference

99.3
Amendment to TG Therapeutics, Inc. Amended and Restated 2012 Incentive Plan, filed with the Registrant’s Definitive Proxy Statement for the Annual Meeting of Stockholders on June 13, 2018, filed on April 30, 2018, and incorporated herein by reference